Exhibit 5.1

March 12, 2008

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, Colorado 80202

Ladies and Gentlemen:

I am Senior Vice President—General Counsel and Secretary of Bill Barrett Corporation, a Delaware corporation (the “Company”), and have acted in my capacity as General Counsel in connection with the registration, pursuant to the Registration Statement on Form S-3 (File No. 333-131385) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to $172,500,000 aggregate principal amount of 5% Convertible Senior Notes due 2028 (the “Notes”), plus such indeterminate number of shares of common stock, par value $0.001 per share, issuable upon conversion of the Notes (the “Underlying Securities”), of the Company. The Notes were issued under an indenture (the “Base Indenture”) dated as of March 12, 2008 between the Company and Deutsche Bank Trust Company Americas, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated March 12, 2008 between the Company and the Trustee (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

I have examined originals or certified copies of (i) the Registration Statement and exhibits filed therewith, (ii) the prospectus supplement dated March 5, 2008 filed by the Company pursuant to Rule 424(b) promulgated under the Securities Act, (iii) the Indenture, and (iv) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, and that the Notes will conform to the specimen thereof I have reviewed. I have also assumed that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

Bill Barrett Corporation

March 12, 2008

(i)	the Notes have been authorized by all necessary corporate action by the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(ii)	the Underlying Securities have been duly authorized and reserved for issuance upon conversion of the Notes by all necessary corporate action and such Underlying Securities, when issued upon conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I am licensed in the State of Colorado and I express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States of America, (ii) the Delaware General Corporation Law, and (iii) the Laws of the State of Colorado.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus supplement forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. I also consent to filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Francis B. Barron
Francis B. Barron
Senior Vice President—General Counsel and Secretary